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                                                                                                                OMB APPROVAL
                                                                                                        ----------------------------
                                                                                                        OMB Number:        3235-0287
                                                                                                        Expires:  September 30, 1998
                                                                                                        Estimated average burden
                                                                                                        hours per response.......0.5
------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check this box if no longer                           WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940
{Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name AND Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
                                         |                                                 |      to Issuer (Check all applicable)
 Dean        Howard          M.          |   Yellow Corporation (yell)                     |       X   Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. I.R.S               |  4. Statement for       |           Officer (give title below)
                                         |   Identification      |     Month/Day/Year      |     -----
                                         |   Number of Reporting |                         |           Other (specify below)
                                         |   Person, if an entity|                         |     -----
  1415 West 22nd Street                  |   (Voluntary)         |     11/02               |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check Applicable Line)
                                         |                       |     (Month/Day/Year)    | X  Form Filed by One Reporting Person
 Oak Brook        IL             60523   |                       |                         | --
-----------------------------------------|                       |                         |    Form Filed by More than One
(City)          (State)          (Zip)   |                       |                         | -- Reporting Person
United States                            |                       |                         |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security   |2. Transaction| 2A. Deemed   | 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)          |   Date       |     Execution|    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                       |              |     Date, if |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                       |              |     any      |               |                          | Owned       | Direct   | Bene-
                       |              |     (Month/  |               |                          | Following   | (D) or   | ficial
                       |              |     Day/     |               |                          | Reported    | Indirect | Owner-
                       |              |     Year)    |---------------|--------------------------| Transactions| (I)      | ship
                       |              |              |       |       |        | (A)  |          | (Instr. 3   |(Instr. 4)|(Instr. 4)
                       |  (Month/Day/ |              |       |       |        |  or  |          |   and 4)    |          |
                       |   Year)      |              |  Code |  V    | Amount | (D)  |  Price   |             |          |
-----------------------|--------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
 Common Stock, $1 par  |              |              |       |       |        |      |          |             |          |
 value per share       |  11/07/02    |              |   M   |       | 2,178  |  A   |  22.90   |   8,730     |   D      |
-----------------------|--------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                       |              |              |       |       |        |      |          |             |          |
-----------------------|--------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                       |              |              |       |       |        |      |          |             |          |
-----------------------|--------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                       |              |              |       |       |        |      |          |             |          |
-----------------------|--------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                       |              |              |       |       |        |      |          |             |          |
-----------------------|--------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                       |              |              |       |       |        |      |          |             |          |
-----------------------|--------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                       |              |              |       |       |        |      |          |             |          |
-----------------------|--------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                       |              |              |       |       |        |      |          |             |          |
-----------------------|--------------|--------------|-------|-------|--------|------|----------|-------------|----------|---------
                       |              |              |       |       |        |      |          |             |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).


                                                                                                                              (Over)
                                                                                                                     SEC 1474 (9-02)
                                           PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
                                           IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                           A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 4 (CONTINUED)      TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of    |2. Conver-  |3. Trans- |3A.      |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Derivative  |   sion or  |   action |Deemed   |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   Security    |   Exercise |   Date   |Execution|   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
   (Instr. 3)  |   Price of |  (Month/ |Date, if |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
               |   Deriv-   |   Day/   |any      |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
               |   ative    |   Year)  |(Month/  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
               |   Security |          | Day/    |            |   and 5)         |                |                    |  (Instr. 5)
               |            |          |Year)    |            |                  |----------------|--------------------|
               |            |          |         |            |                  |Date   |Expira- |        | Amount or |
               |            |          |         |------------|------------------|Exer-  |tion    |  Title | Number of |
               |            |          |         |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
---------------|------------|----------|---------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Director Stock |            |          |         |       |    |        |         |       |        | Common |           |
Option         |   22.90    | 11/07/02 |         |   M   |    |        |  2,178  |7/1/98 |01/02/03| Stock  |  2,178*   | 22.90
---------------|------------|----------|---------|-------|----|--------|---------|-------|--------|--------|-----------|------------
               |            |          |         |       |    |        |         |       |        |        |           |
---------------|------------|----------|---------|-------|----|--------|---------|-------|--------|--------|-----------|------------
               |            |          |         |       |    |        |         |       |        |        |           |
---------------|------------|----------|---------|-------|----|--------|---------|-------|--------|--------|-----------|------------
               |            |          |         |       |    |        |         |       |        |        |           |
---------------|------------|----------|---------|-------|----|--------|---------|-------|--------|--------|-----------|------------
               |            |          |         |       |    |        |         |       |        |        |           |
---------------|------------|----------|---------|-------|----|--------|---------|-------|--------|--------|-----------|------------
               |            |          |         |       |    |        |         |       |        |        |           |
---------------|------------|----------|---------|-------|----|--------|---------|-------|--------|--------|-----------|------------
               |            |          |         |       |    |        |         |       |        |        |           |
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--------------------------------------------------------------------------
9. Number of      |    10. Ownership Form  |       11. Nature of
   Derivative     |        of Derivative   |           Indirect
   Securities     |        Security        |           Beneficial
   Beneficially   |        Direct (D) or   |           Ownership
   Owned Following|        Indirect (I)    |           (Instr. 4)
   Reported       |        (Instr. 4)      |
   Transaction(s) |                        |
   (Instr. 4)     |                        |
------------------|------------------------|------------------------------
                  |           D            |
------------------|------------------------|------------------------------
 8,712*           |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

The number of shares subject to stock options and strike price reflects an adjustment to the shares and strike price that occurred due to Yellow Corporation's spin-off of SCS Transportation, Inc.


                                                                                           /s/ Howard M. Dean               11/08/02
                                                                                        ----------------------------------  --------
                                                                                        ** Signature of Reporting Person**    Date

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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